SUB-ITEM 77K:  Changes in registrant's certifying accountant


     On September 12, 2002, Arthur Andersen LLP ("Andersen") was dismissed as independent accountant for Valenzuela Capital Trust (the "Trust"). Andersen was previously engaged as the accountant to audit the Trust's financial statements.

     Andersen issued reports on the Trust's financial statements as of September 30, 2001 and 2000. Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     The decision to change accountants was recommended by the Trust's Audit Committee and approved by the Trust's Board of Trustees.

     At no time preceding the dismissal of Andersen were there any disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its report. At no time preceding the dismissal of Andersen did any of the events enumerated in paragraphs (1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

     The Trust engaged Ernst & Young LLP (E&Y") as its new independent accountant on September 12, 2002. At no time preceding the engagement of E&Y did the Trust consult E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements, or
(ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

     The Trust has provided Andersen with a copy of these disclosures and has requested Andersen to furnish the Trust with a letter addressed to the Commission stating whether it agrees with the statements made by the Trust herein and, if not, stating the respects in which it does not agree. The Trust has not received such letter from Andersen.